Exhibit 10.12

F O R M O F P E R F O R M A N C E – B A S E D

R E S T R I C T E D S T O C K A W A R D C E R T I F I C A T E

Non-transferable
G R A N T T O

____________________
(“Grantee”)

by CatchMark Timber Trust, Inc. (the “Company”) of shares of its Class A common stock, $0.01 par value (the “Shares”) pursuant to and subject to the provisions of the CatchMark Timber Trust, Inc. 2017 Incentive Plan (the “Plan”) and to the terms and conditions set forth in this award certificate (this “Certificate”).

The number of Shares subject to this award is _____ (the “Target Award”). Depending on the Company’s level of attainment of specified performance goals, Grantee may earn 0% to 100% of the Target Award, in accordance with the performance metrics described on Exhibit A hereto and the terms of this Certificate.

By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, certain terms are defined in Section 14 hereof and Exhibit A hereto.

IN WITNESS WHEREOF, CatchMark Timber Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

CATCHMARK TIMBER TRUST, INC. By: Its:	Grant Date: _____________, __________

Exhibit 10.12

TERMS AND CONDITIONS
1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party. If Grantee’s employment with the Company is terminated for any reason other than as set forth in subsections (d) and (e) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 1 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.
2. Shares Earned. The Restricted Shares will be earned in whole, in part, or not at all, as provided on Exhibit A attached hereto. Any Restricted Shares that fail to be earned in accordance with Exhibit A attached hereto will be forfeited and reconveyed to the Company on the Determination Date without further consideration or any act or action by Grantee.
3. Vesting and Termination of Restrictions. Restricted Shares shall vest (become non-forfeitable) and the restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)	as to 50% of the Earned Award on the Determination Date, provided Grantee has continued in the employment of the Company or any of its Affiliates through such date;

(b)	as to 50% of the Earned Award on the first anniversary of the Determination Date, provided Grantee has continued in the employment of the Company or any of its Affiliates through such date;

(c)	as to 100% of the Earned Award on the occurrence of a Change in Control, provided Grantee has continued in the employment of the Company or any of its Affiliates through the CIC Date;

(d)	as to 100% of the Earned Award on the termination of Grantee’s employment by reason of a Qualifying Termination occurring on or after the Determination Date; and

(e)
as to a pro rata portion of the Earned Award on the Determination Date in the event of a termination of Grantee’s employment by reason of a Qualifying Termination occurring prior to the Determination Date (with such pro rata portion determined by multiplying the Earned Award by a fraction, the numerator of which shall be the number of months elapsed in the Performance Period prior to the Qualifying Termination, and the denominator shall be 36).

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and CatchMark Timber Trust, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of CatchMark Timber Trust, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

Exhibit 10.12

5. Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.
6. Dividend Rights. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Restricted Shares, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the Restricted Period. During the Restricted Period, such dividends shall be subject to the same vesting restrictions imposed under Section 1 as the Restricted Shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee promptly upon the expiration of the Restricted Period (and in any event within thirty (30) days of the date of such expiration).
7. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. If Grantee does not make an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, by withholding from the award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. If Grantee makes an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, by deducting any such taxes from any payment of any kind otherwise due to Grantee. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
8. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.
9. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
10. Clawback. The Shares shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.
11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.
12. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.
13. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, GA 30328: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

Exhibit 10.12

14. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)	“[___________] Peer Group” is defined on Exhibit A hereto.

(b)	“[___________] Peer Group Performance Factor” is defined on Exhibit A hereto.

(c)	“[___________] Peer Group Median TSR” is defined on Exhibit A hereto.

(d)	“CIC Date” means the effective date of a Change in Control.

(e)	“[___________] Peer Group” is defined on Exhibit A hereto.

(f)	“[___________] Peer Group Performance Factor” is defined on Exhibit A hereto.

(g)	“[___________] Peer Group Median TSR” is defined on Exhibit A hereto.

(h)
“Determination Date” means the date of the Committee’s certification of achievement of the Performance Objective, determination of the Performance Factors and approval of the Earned Award, which shall be any date between January 1, _______ and March 15, _______ or, if earlier, the CIC Date.

(i)
“Earned Award” means the sum of (i) (the Target Award multiplied by ____ multiplied by the [_____________________] Peer Group Performance Factor) and (ii) the Target Award multiplied by ____ multiplied by the [_____________________] Peer Group Performance Factor) (rounded down to the nearest whole share), as determined by the Committee on the Determination Date.

(a)	[“Employment Agreement” means Grantee’s Employment Agreement with the Company, dated as of October 30, 2013.]
[“Good Reason” means any of the following, without Grantee’s written consent: (i) a material diminution in Grantee’s base salary; (ii) a material diminution in Grantee’s authority, duties, or responsibilities; or (iii) the relocation of the Company’s principal office to a location that is more than fifty (50) miles from the location of the Company’s principal office on the Grant Date.]

(j)	“Grant Date” means ____________, _________.

(k)	“Performance Factor” means the “[_____________________] Peer Group Performance Factor” is defined on Exhibit A hereto.

(l)	Peer Group Performance Factor and the “[_____________________] Peer Group” is defined on Exhibit A hereto.

(m)	“Performance Objectives” are the performance objectives described on Exhibit A hereto, that must be achieved in order for any Shares to be earned by Grantee pursuant to this Agreement.

(n)	“Performance Period” means the period beginning January 1, _____ and ending on the earlier of the CIC Date or December 31, ______.

(o)
“Qualifying Termination” means Grantee’s termination of employment (i) by reason of Grantee’s death or Disability, (ii) by the Company without Cause [(as defined in the Employment Agreement)] or (iii) by Grantee for Good Reason [(as defined in the Employment Agreement)].

(p)	“Target Award” means the number of Shares granted pursuant to this Agreement, as indicated on the cover page hereof.

(q)
“Total Shareholder Return” or “TSR” with respect to a corporation means (i) increase in stock price over a designated period plus reinvested dividends, divided by (ii) stock price at the beginning of the period. TSR for the Company and for each company in the [______________] Peer Group and the [_______________] Peer Group shall be calculated using the closing stock price on the first day of

Exhibit 10.12

the Performance Period and the average closing stock price over the twenty (20) trading days that includes and immediately precedes the last day of the Performance Period.